CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HEARUSA, INC.

HearUSA, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article 1 in its entirety and substituting in lieu thereof a new first paragraph of Article 1 as follows:

The name of the corporation is “HUSA Liquidating Corporation”.

SECOND: That said amendment was duly adopted in accordance with the provisions of  § 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective date of this Certificate of Amendment shall be September 13, 2011.

IN WITNESS WHEREOF, HearUSA, Inc. has caused its duly authorized officer to execute this Certificate of Amendment of Restated Certificate of Incorporation this 13th day of September 2011.

HearUSA, Inc.

By:	/s/ Joseph Luzinski
Name:	Joseph Luzinski
Title:	Chief Restructuring Officer